ELLIE MAE, INC.
AMENDED AND RESTATED 2015 SENIOR EXECUTIVE PERFORMANCE SHARE PROGRAM
(Effective March 23, 2015)
ARTICLE I

PURPOSE

The purpose of this document is to set forth the general terms and conditions applicable to the Ellie Mae, Inc. Amended and Restated 2015 Senior Executive Performance Share Program (the “Program”) established by the Compensation Committee of the Board of Directors of Ellie Mae, Inc. (the “Company”) pursuant to the Company’s 2011 Equity Incentive Award Plan (the “Plan”). The Program is intended to carry out the purposes of the Plan and provide a means to reinforce objectives for sustained long-term performance and value creation by awarding selected key employees of the Company with payments in Company stock based on the level of achievement of pre-established performance goals during performance periods through the award of a Performance Award pursuant to Section 9.1 of the Plan consisting of performance shares payable in Common Stock (“Performance Shares”).

ARTICLE II

DEFINITIONS
Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Plan. The following words and phrases shall have the following meanings:
“Cause” shall exist with respect to a Participant if a termination of employment is for “Cause” pursuant to a written agreement between the Participant and the Company (an “Individual Agreement”) that is then in effect or, if there is no Individual Agreement in effect that defines “Cause”, “Cause” shall mean a finding by the Board or the Committee, before or after the Participant’s termination of employment, of: (i) any material failure by the Participant to perform the Participant’s duties and responsibilities under any written agreement between the Participant and the Company; (ii) any act of fraud, embezzlement, theft or misappropriation by the Participant relating to the Company; (iii) the Participant’s commission of a felony or a crime involving moral turpitude; (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of the Participant’s duties and responsibilities with the Company or which adversely affects the image, reputation or business of the Company; or (v) any material breach by the Participant of any agreement between the Company or any of its Subsidiaries, on the one hand, and the Participant on the other. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the impact thereof, will be final for all purposes.
“Committee” shall mean the Board or the Compensation Committee of the Board.

“Disability” shall mean total and permanent disability within the meaning of Section 22(e)(3) of the Code.

    “Good Reason” shall exist with respect to a Participant if a termination of employment is for “Good Reason” pursuant to an Individual Agreement to which such Participant is a party and that is then in effect or, if there is no Individual Agreement in effect that defines “Good Reason”, “Good Reason” shall mean the Participant’s voluntary resignation following any one or more of the following that is effected without the Participant’s written consent: (i) a change in his or her position that materially reduces his or her duties or responsibilities, (ii) a material reduction in his or her base salary, unless the base salaries of all similarly situated individuals are similarly reduced, or (iii) a relocation of such Participant’s principal place of employment of more than fifty (50) miles. Notwithstanding the foregoing, a voluntary resignation shall not be deemed to be for Good Reason unless the Participant provides written notice to the Company of the Participant’s intent to resign for Good Reason specifying the condition giving rise to Good Reason within thirty (30) days following the initial existence of such condition, the Company fails to correct such condition within the thirty (30) day period beginning upon the Company’s receipt of such notice (the “Cure Period”) and such resignation is effective within thirty (30) days following the end of the Cure Period.
“Participant” shall mean a key employee of the Company or an affiliate who participates in this Program pursuant to the provisions of Article III hereof.

“Performance Period” shall mean a period of time with respect to which performance is measured as determined by the Committee. Performance Periods may overlap.
ARTICLE III
PARTICIPATION

3.1    Participants. Participants for any Performance Period shall be those active key employees of the Company or an affiliate who are designated in writing as eligible for participation by the Committee.

3.2    No Right to Participate. No Participant or other employee of the Company or an affiliate shall, at any time, have a right to participate in this Program for any Performance Period, notwithstanding having previously participated in this Program.
ARTICLE IV

ADMINISTRATION

4.1    Generally. The Committee shall establish the basis for payments under this Program in relation to specified Performance Goals, as more fully described in Article V hereof. Following the end of each Performance Period, once all of the information necessary for the Committee to determine the Company’s performance is made available to the Committee, the Committee shall determine the portion of the Performance Shares payable to each Participant; provided, however, that any such determination shall be made no later than thirty (30) days following the date the Form 10-K or Form 10-Q for the last fiscal year or quarterly period, as applicable, in such Performance Period has been filed with the Securities and Exchange Commission (the date of such determination shall hereinafter be called the “Determination Date”). The Committee shall have the power and authority granted it under Article 13 of the Plan, including, without limitation, the authority to construe and interpret this Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of this Program. Decisions of the Committee in accordance with the authority granted hereby shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee may act in its sole and absolute discretion with respect to matters within its authority under this Program.
ARTICLE V

AWARD DETERMINATIONS

5.1    Award of Performance Shares. The Committee shall determine the number of Performance Shares (rounded down to the nearest whole number) to be awarded under this Program to each Participant with respect to such Performance Period.

5.2    Performance Requirements. The Committee shall approve the performance goals (collectively, the “Performance Goals”) with respect to any of the business criteria permitted under the Plan), each subject to such adjustments as the Committee may specify in writing at such time, and shall establish a formula, standard or schedule which aligns the level of achievement of the Performance Goals with the earned Performance Shares.
ARTICLE VI

PAYMENT OF AWARDS

6.1    Form and Timing of Payment. Except as set forth in Section 8.1 below, no Performance Shares payable pursuant to this Program shall be paid unless and until the Committee certifies, in writing, the extent to which the Performance Goals have been achieved and the corresponding number of Performance Shares earned. Shares of Common Stock issued in respect of Performance Shares shall be deemed to be issued in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, by the Participant, which the Committee deems to have a value at least equal to the aggregate par value thereof.
6.2    Tax Withholding. Regardless of any action the Company or its affiliate takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to participation in the Program and legally applicable to the Participant (“Tax Obligations”), the

Participant acknowledges that the ultimate liability for all Tax Obligations is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or its affiliate. The Participant further acknowledges that the Company and/or its affiliate (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Shares, including the grant of the Performance Shares, the vesting of Performance Shares, the conversion of the Performance Shares into shares, the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax Obligations or achieve any particular tax result. Furthermore, if the Participant becomes subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or its affiliate may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to its affiliate (in their sole discretion) to satisfy all Tax Obligations. In this regard, the Participant shall, at his or her discretion, satisfy all applicable Tax Obligations by one or a combination of the following:

(a)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or its affiliate; or

(b)    withholding from proceeds of the sale of shares of Common Stock acquired upon vesting or payment of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)    withholding in shares of Common Stock to be issued upon vesting or payment of the Performance Shares, provided that the Company and its affiliate shall only withhold an amount of shares of Common Stock with a fair market value equal to the minimum statutory Tax Obligations.

Finally, the Participant shall pay to the Company or its affiliate any amount of Tax Obligations that the Company or its affiliate may be required to withhold or account for as a result of the Participant’s participation in the Program that cannot be satisfied by the means previously described.  The Participant agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 6.2. Notwithstanding Section 6.1 above, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if the Participant fails to comply with its obligations in connection with the Tax Obligations.
ARTICLE VII

TERMINATION OF EMPLOYMENT

7.1    Certain Terminations of Service After Determination Date. In the case of a Participant’s termination of employment by the Company for other than Cause, by reason of death or Disability or by the Participant for Good Reason after the Determination Date for a Performance Period but prior to settlement, the Performance Shares earned by the Participant which have not yet been settled shall be issued to such Participant on the thirtieth (30th) day following the termination of employment.

7.2    All Other Terminations. Except as provided in Section 7.1 or as otherwise approved by the Board or Committee, all Performance Shares not yet settled shall be forfeited as of the date of the termination of employment.

ARTICLE VIII

CHANGE IN CONTROL
8.1    Change in Control During Performance Period. Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs during a Performance Period, such Performance Period shall be shortened and shall terminate as of the last business day of the last completed fiscal quarter preceding the date of such Change in Control and each Participant employed by the Company immediately prior to such Change in Control shall be entitled to a payment equal to the amount of the Participant’s Performance Shares (rounded down to the nearest whole number) he or she would have been entitled to receive for such shortened Performance Period, determined based on the Company’s performance for such shortened Performance Period. Any such payment shall be made in a single lump sum immediately prior to such Change in Control without regard to any deferred payment or settlement dates (provided, that the Company may elect, in its sole discretion, to make any such payments in a manner that will not subject the payments to penalties under Code Section 409A).
8.2    Change in Control After End of Performance Period. Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs after the end of the applicable Performance Period but prior to the Settlement Date, the amount of any Performance Shares applicable to such Performance Period shall be paid to the Participant based upon the performance of the Company during such Performance Period, such payment to be made in a single lump sum as of immediately prior to the Change in Control without regard to any deferred payment or settlement dates.

ARTICLE IX

MISCELLANEOUS

9.1    Plan. The Program is subject to all the provisions of the Plan and its provisions are hereby made a part of the Program, including without limitation the provision Article 9 thereof (relating to Performance Awards) and Article 14 thereof (relating to adjustments upon changes in the Common Stock), and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan shall control.

9.2    Amendment and Termination. Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend this Program; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any Performance Shares theretofore earned but unpaid for a completed Performance Period, whether or not the amounts of such Performance Shares have been computed and whether or not such Performance Shares are then payable. Notwithstanding the forgoing, at any time the Committee determines that the Performance Shares may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, and without a Participant’s prior consent to amend the Program as it may determine is necessary or desirable either for the Performance Shares to be exempt from the application of Section 409A or to satisfy the requirements of Section 409A, including by adding conditions with respect to the vesting and/or the payment of the Performance Shares.

9.3    Limitation on Payments. Notwithstanding anything in this Program to the contrary, if any payment or distribution a Participant would receive pursuant to this Program or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by such Participant on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant. Any reduction in payments and/or benefits pursuant to this Section 9.3 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Participant.

9.4    No Contract for Employment. Nothing contained in this Program or in any document related to this Program or to any award of Performance Shares shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

9.5    Nontransferability. No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or beneficiary; provided, however, that, nothing in this Section 9.5 shall prevent transfer (i) by will, or (ii) by applicable laws of descent and distribution.

9.6    Nature of Program. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any affiliate by reason of any award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an affiliate and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment with respect to an award of Performance Shares hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in this Program shall be deemed to give any employee any right to participate in this Program except in accordance herewith.

9.7     Governing Law. This Program shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Notice of Grant of
Performance Shares for Senior Executives
under the Ellie Mae, Inc. 2015 Senior Executive Performance Share Program and
Ellie Mae, Inc. 2011 Equity Incentive Award Plan

Ellie Mae, Inc. (the “Company”), pursuant to its 2011 Equity Incentive Award Plan (the “Plan”) and its 2015 Senior Executive Performance Share Program (the “Program”), hereby grants to the individual set forth below (the “Holder”) that number of performance shares set forth below (the “Performance Shares”). This grant of Performance Shares is subject to all of the terms and conditions set forth herein and in the Grant Agreement accompanying this Notice of Grant (the “Grant Agreement”), the Plan and the Program, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Grant Agreement.

Holder:
Grant Date:
Number of Performance Shares:
Subject to the provisions of the Plan, the Program and the Grant Agreement, vested Performance Shares generally will be settled as provided in Section 4 of the Grant Agreement. By the Holder’s signature and the Company’s signature below, the Holder and the Company agree that this award of Performance Shares is made under and governed by the terms and conditions of the Plan, the Program and the Grant Agreement. The Holder acknowledges that he or she has received a copy of the Grant Agreement, the Program, the Plan and the Prospectus relating to the Plan.
Please sign and return one copy of this Notice of Grant to [insert address].

ELLIE MAE, INC.	HOLDER
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

Grant Agreement for
Performance Shares for Senior Executives
under the Ellie Mae, Inc. 2015 Senior Executive Performance Share Program and
Ellie Mae, Inc. 2011 Equity Incentive Award Plan

This is a Grant Agreement between Ellie Mae, Inc. (the “Company”) and the individual (the “Holder”) named in the Notice of Grant of Performance Shares (the “Notice”) attached hereto as the cover page of this Grant Agreement.
Recitals
The Company has adopted the 2011 Equity Incentive Award Plan, as may be amended from time to time (the “Plan”), and the 2015 Senior Executive Performance Share Program (the “Program”) for the granting to selected employees of awards based upon shares of Common Stock of the Company (the “Common Stock”). In accordance with the terms of the Plan and the Program, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Performance Shares
1.Grant. The Company grants to the Holder the number of performance shares set forth in the Notice (the “Performance Shares”), subject to adjustment, forfeiture and the other terms and conditions set forth below, as of the effective date of the grant (the “Grant Date”) specified in the Notice. The number of Performance Shares specified in the Notice reflects the target number of Performance Shares that may be earned by the Holder. The Company and the Holder acknowledge that the Performance Shares, and any shares of Common Stock issued thereunder, (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to the Company after the Grant Date, for which the Holder will otherwise not be fully compensated, and which the Company deems to have a value at least equal to the aggregate par value of the Shares, if any, that the Holder may become entitled to receive under this Agreement, and (b) will, except as provided otherwise in the Program, be forfeited by the Holder if the Holder’s termination of service to the Company occurs before the applicable Vesting Date (as defined in Section 4 below).

2.Performance Criteria. Subject to the Holder’s continuous employment through the Initial Settlement Date and the terms and conditions therein, the Holder will be issued a number of shares of Common Stock underlying the Performance Shares on the Initial Settlement Date determined based on the achievement of annual goals related to revenue, EBITDASC and the number of contracted SaaS users (the “Company Performance Measures”) during all or a portion of the period beginning on January 1, 2015 and ending on December 31, 2015 (the “Performance Period”), in each case, as determined by the Committee and set forth in writing.

3.Consequences of Certain Events. The consequences of the Holder’s termination of employment or a Change in Control shall be as set forth in the Program.

4.Payout of Performance Shares. The Committee shall certify in writing the achievement or non-achievement of the Company Performance Measures for the Performance Period on, or as soon as administratively following, the date the Company files with the Securities and Exchange Commission its Form 10-K or Form 10-Q for the last fiscal year or quarterly period, as applicable, ending during the Performance Period (the “Determination Date”). On the thirtieth (30th) day following the Determination Date (the “Initial Settlement Date”), subject to the Holder’s continuous employment with the Company through the Determination Date (unless otherwise provided in the Program), the Company shall issue that number of shares of Common Stock (the “Restricted Stock”) to the Holder, if any, determined based upon achievement or non-achievement of the Company Performance Measures for the Performance Period. Twenty-five percent (25%) of the shares of Restricted Stock shall immediately vest on the Initial Settlement Date and seventy-five percent (75%) of the shares of Restricted Stock shall be subject to a risk of forfeiture. On each of the next three annual anniversaries of the Determination Date (collectively with the Initial Settlement Date, the “Vesting Dates”), subject to the Holder’s continuous employment with the Company through such Vesting Date (unless otherwise provided in the Program), the risk of forfeiture with respect to twenty-five percent (25%) of the shares of Restricted Stock shall lapse. In the event the Holder terminates service with the Company for any reason, any shares of Restricted Stock that remain subject to a risk of forfeiture as of such date (after giving effect to any accelerated vesting) shall immediately be forfeited. In the case of the Holder’s death prior to the Initial Settlement Date, the Common Stock to be issued in settlement of Performance Shares as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Performance Shares are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

5.Code Section 409A. The Company intends that the Performance Shares shall not constitute “deferred compensation” within the meaning of Section 409A of the Code and this Grant Agreement shall be interpreted based on such intent. In view of uncertainty surrounding Section 409A of the Code, however, if the Company determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable so that the Performance Shares will not be subject to Section 409A of the Code, or alternatively so that they comply with Section 409A of the Code, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Holder’s termination of employment, all references to the Holder’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service” ), and the Holder shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service with respect to the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, if a Holder is deemed by the Company at the time of the Holder’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Holder is entitled under this Grant Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Holder’s benefits shall not be provided to Holder until the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Separation from Service or (ii) the date of the Holder’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid or distributed in a lump sum to Holder (or to Holder’s estate or beneficiaries), and any remaining payments due to Holder under this Grant Agreement shall be paid or distributed as otherwise provided herein.
A Holder’s right to receive any installment payments under this Grant Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
6.Tax Withholding. Notwithstanding anything to the contrary in this Grant Agreement, the Company shall be entitled to require payment by Holder of any sums required by federal, state or local tax law to be withheld with respect to the grant of the Performance Shares or the issuance of the shares of Common Stock underlying the Performance Shares, or any other taxable event related thereto. The Company may permit Holder to make such payment in one or more of the forms specified below:

i.	by cash or check made payable to the Company;

ii.	by the deduction of such amount from other compensation payable to Holder;

iii.
with the consent of the Committee, by tendering shares of Common Stock, including Common Stock otherwise issuable upon such grant or issuance, which have a then-current Fair Market Value on the date of delivery not greater than the amount necessary to satisfy the Company’s withholding obligation based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes;

iv.
by surrendering other property acceptable to the Committee (including, without limitation, through the delivery of a notice that Holder has placed a market sell order with a broker with respect to shares payable pursuant to the Performance Shares, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale); or

v.in any combination of the foregoing.

If any such taxes are required to be withheld at a date earlier than the applicable Vesting Date, then notwithstanding any other provision of this Grant Agreement, the Company may (i) satisfy such obligation by causing the forfeiture of a number of shares of Restricted Stock having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding or (ii) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion.

7.	Compliance with Law.

i.
No shares of Common Stock shall be issued and delivered pursuant to Performance Shares unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

ii.
If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

8.
Assignability. Except as may be effected by designation of a beneficiary or beneficiaries in such manner as may be determined by the Committee, or as may be effected by will or other testamentary disposition or by the laws of descent and distribution, any attempt to assign the Performance Shares before they are settled shall be of no effect.

9.	Certain Corporate Transactions. In the event of certain corporate transactions, the Performance Shares shall be subject to adjustment as provided in Article 14 of the Plan.

10.	No Additional Rights.

i.
Neither the granting of the Performance Shares nor their settlement shall (a) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (b) confer upon the Holder the right to continue performing services for the Company, or (c) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

ii.
The Holder acknowledges that (a) this is a one-time grant, (b) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (c) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and the Company retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

iii.
Without limiting the generality of subsections i. and ii. immediately above and subject to the Program, if the Holder’s employment with the Company terminates, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Performance Shares or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11.
Rights as a Stockholder. Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Performance Shares unless and until shares of Common Stock have been issued in settlement thereof.

12.
Compliance with Plan and Program. The Performance Shares and this Grant Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan and the Program as each may be amended from time to time, which are incorporated herein by reference. No amendment to the Plan or the Program shall adversely affect the Performance Shares or this Grant Agreement without the consent of the Holder. In the case of a conflict between the terms of the Plan or the Program and this Grant Agreement, the terms of the Plan or the Program, respectively, shall govern. In the event of a conflict between the terms of the Plan and the Program, the terms of the Plan shall govern.

13.
Effect of Grant Agreement on Individual Agreements. Except where an agreement entered into between the Holder and the Company (an “Individual Agreement”) is approved by the Board of Directors or the Committee and expressly supersedes the terms of this Grant Agreement, (i) in the case of a conflict between the terms of the Holder’s Individual Agreement and this Grant Agreement, the terms of the Grant Agreement shall govern, and (ii) the vesting and settlement of Performance Shares shall in all events occur in accordance with this Grant Agreement to the exclusion of any provisions contained in an Individual Agreement regarding the vesting or settlement of the Performance Shares, and any such Individual Agreement provisions shall have no force or effect with respect to the Performance Shares.

14.
Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan or the Program to the extent that it would be lawful to do so.

Performance Goals for the January 1, 2015 -December 31, 2015 Performance Period
For 2015 Senior Executive Performance Share Program
Under the Ellie Mae, Inc. 2011 Equity Incentive Award Plan

1.    Definitions. Unless otherwise defined herein, all accounting terms shall be construed in accordance with generally accepted accounting principles. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan. The following words and phrases shall have the following meanings:

“Achievement Percentage” shall be determined in accordance with the following table:

	Performance Period Revenue Growth Rate(1)
		15%	21%	27%	33%	39%	45%
Number of Contracted SaaS Users (at end of Performance Period)	< 140,000	50	70	90	100	125	150
	≥ 150,000	65	80	100	125	145	175
	≥155,000	80	90	125	135	160	190
	≥160,000	90	100	135	150	175	200
(1) Term is defined below.

provided, that:

(1)Performance Period EBITDASC shall be at least 18% of Performance Period Revenue; and

(2)
all Achievement Percentages greater than 50% shall, to the extent not specified on the chart, be prorated between the numbers appearing on the chart based on the Performance Period Revenue Growth Rate. By way of examples only, (i) if the Performance Period Revenue Growth Rate was 18% and the number of Contracted SaaS Users at the end of the Performance Period was 112,000, the Achievement Percentage would be 60%, and (ii) if the Performance Period Revenue Growth Rate was 30% and the number of Contracted SaaS Users was 157,000, the Achievement Percentage would be 130%.

“Board” shall mean the Board of Directors of the Company.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall mean Ellie Mae, Inc.

“Contracted SaaS Users” shall mean the number of SaaS seats booked by the Company (measured at the end of the period).

“Determination Date” shall mean the date on which the Company first files its Annual Report on Form 10-K with the Securities & Exchange Commission for the year ended December 31, 2015.

“EBITDASC” shall mean the Company’s net income, adding back depreciation and amortization, interest income and expense, income tax expense and non-cash, stock-based compensation expense, rounded to the nearest thousand dollars, derived from the Company’s financial statements included in the applicable period reports filed by the Company with the Securities and Exchange Commission.

“Participant” shall mean an individual named on Appendix A.

“Performance Period” shall mean the period of time commencing on January 1, 2015 and ending December 31, 2015.

“Performance Period EBITDASC” shall mean the EBITDASC of the Company for the Performance Period, rounded to the nearest thousand dollars, as calculated from the revenues of the Company reported in the Company’s financial statements included in the applicable periodic reports filed by the Company with the Securities and Exchange Commission.

“Performance Period Revenue” shall mean the gross revenue of the Company for the Performance Period, rounded to the nearest thousand dollars, as calculated from the revenues of the Company reported in the Company’s financial statements included in the applicable periodic reports filed by the Company with the Securities and Exchange Commission.

“Performance Period Revenue Growth Rate” shall mean the percentage equal to the quotient of (x) the Performance Period Revenue divided by (y) the gross revenue of the Company for the year ended December 31, 2014 (rounded to the nearest thousand dollars, as calculated from the revenues of the Company reported in the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by the Company with the Securities and Exchange Commission).

“Performance Shares” shall mean Performance Awards granted under the Plan consisting of performance shares, each of which shall, upon vesting in accordance with Section 4, convert into that number of shares of Common Stock determined by multiplying such share times the Achievement Percentage.

“Plan” means the Ellie Mae, Inc. 2011 Equity Incentive Award Plan.

“Program” means the Amended and Restated 2015 Senior Executive Performance Share Program adopted under the Plan.

2.    Grant of Performance Shares. Each Participant specified in Appendix A is hereby granted a Performance Award consisting of that number of Performance Shares set forth in Appendix A subject to the terms and conditions set forth herein and in the form Performance Share Award Agreement for the Performance Period effective the date that these Performance Goals are approved by the Board.

3.    Achievement Percentage. The Board or the Committee shall determine the Achievement Percentage in accordance with the Program on the Determination Date. In no event shall the Board or the Committee increase the Achievement Percentage above the amount calculated in accordance with this Exhibit, the Program and the Plan.

4.    Settlement. Performance Shares shall convert into shares of Common Stock as follows: One Hundred percent (100%) of the Performance Shares shall convert into shares of Common Stock (using the Achievement Percentage) on the thirtieth (30th) day following the Determination Date (the “Initial Settlement Date”). Twenty-five percent (25%) of the shares of Common Stock issued on the Initial Settlement Date shall be immediately vested, and the remaining shares of Common Stock shall be subject to a risk of forfeiture. The risk of forfeiture shall lapse with respect to twenty-five percent (25%) of the shares of Common Stock on each of the first three anniversaries of the Determination Date (collectively with the Initial Settlement Date, the “Vesting Dates”). Notwithstanding the foregoing and except as otherwise provided under the Program, a Participant must be employed on the Initial Settlement Date in order to be issued Performance Shares and on each Vesting Date in order for the risk of forfeiture to lapse on such Vesting Date.
5.    Adjustments to the Performance Goals. If, during the Performance Period, the Company makes an extraordinary acquisition, engages in any other extraordinary transaction (including the resolution of a litigation matter that the Committee deems extraordinary and non-recurring in nature) or any extraordinary event or circumstance arises, including such transactions, events or circumstances that may affect revenue growth beyond the control of management or where revenues, EBITDASC or the number of Contracted SaaS Users are impacted, the Board or the Committee may make such adjustment to the Performance Goals as it deems appropriate to reflect such acquisition, transaction, event or circumstance.

6.    Absolute Plan Limitations. Notwithstanding any provision hereof to the contrary, in no event shall the number of shares of Common Stock issued pursuant to the Performance Shares granted under this Exhibit exceed 70,180, as adjusted to reflect stock splits, reverse stock splits, stock dividends or similar events as determined by the Board or the Committee.

APPENDIX A

Participants

Executive	Individual Allocation
February 11, 2015 Grants:
Jonathan Corr	13,944
Edgar Luce	5,849
Limin Hu	4,973

March 23, 2015 Grants:
Joseph Tyrrell	5,162
Cathleen Schreiner-Gates	5,162